Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Wendy L. Simpson, CEO & President Pam Kessler, EVP & CFO (805) 981-8655

LTC ANNOUNCES REDEMPTION OF
8.0% SERIES F CUMULATIVE PREFERRED STOCK

WESTLAKE VILLAGE, CALIFORNIA, March 23, 2011 — LTC Properties, Inc. (NYSE:LTC) announced today that it will call for a redemption on March 24, 2011 of 3,536,530 shares of its 8.0% Series F Cumulative Preferred Stock (NYSE: LTC PrF) (the “Series F Preferred Stock”) representing all of the outstanding shares of Series F Preferred Stock.  The redemption date of the Series F Preferred Stock will be April 25, 2011 (the “Redemption Date”), and the redemption price will be $25.00 per share of Series F Preferred Stock, plus accrued and unpaid dividends, up to the Redemption Date for a total of $25.1333 per share (the “Redemption Price”). The normal dividend payment declared on March 21, 2011, for Series F Preferred Stock shareholders of record on April 1, 2011 will be made in the usual manner on April 15, 2011.

Shareholders who hold shares of Series F Preferred Stock through the Depository Trust Company will be redeemed in accordance with the Depository Trust Company’s procedures.  On or before the Redemption Date, the funds necessary for the redemption of all the shares of Series F Preferred Stock will have been set aside by the Company in trust for the benefit of the holders thereof.  Subject to applicable escheat laws, any moneys set aside by the Company and unclaimed at the end of two years from the Redemption Date will revert to the general funds of the Company, after which reversion the holders of the shares of the Series F Preferred Stock called for redemption may look only to the general funds of the Company for the payment of the Redemption Price.

After the Redemption Date, dividends on such Series F Preferred Stock will cease to accrue on such shares and such shares of Series F Preferred Stock shall no longer be deemed outstanding and all rights of the holders in respect of such Series F Preferred Stock being redeemed will terminate, except for the right to receive the Redemption Price, without interest thereon.

The notice of redemption and related materials will be mailed to registered holders of the Series F Preferred Stock called for redemption on or about March 24, 2011.  Shares of the Series F Preferred Stock called for redemption are to be surrendered to American Stock Transfer & Trust Company, LLC, as redemption agent, for payment of the Redemption Price, by mail, by hand or by overnight delivery at the addresses set forth in the letter of transmittal that will accompany the notice of redemption.  Questions relating to, and requests for additional copies of, the notice of redemption and the related materials should be directed to American Stock Transfer & Trust Company, LLC at 877-248-6417.

The Company is a self-administered real estate investment trust that primarily invests in senior housing and long-term care facilities through mortgage loans, facility lease transactions and other investments.  For more information on LTC Properties, Inc., visit the Company’s website at www.LTCProperties.com.

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future.  All statements other than historical facts contained in this press release are forward looking statements.  These forward looking statements involve a number of risks and uncertainties.  All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements.  Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct.  The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.